Exhibit 23.2

CONSENT OF WEIR INTERNATIONAL, INC.

Weir International, Inc., as independent mining engineers and geologists, hereby consents to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-215913) of (i) the use of our firm’s name and references to us as experts and (ii) the use of our reserves and resource studies (and inclusion of information contained therein) relating to the proven and probable coal reserves of Ramaco Resources, Inc.’s (the “Company”) Berwind, RAM Mine, Knox Creek and Elk Creek properties, which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

WEIR INTERNATIONAL, INC.

By:	/s/ Fran X. Taglia

March 22, 2017